Exhibit 99.1
GrowLife, Inc. Announces that OTC Markets has Listed PHOT on OTC Pink Sheets

KIRKLAND, Wash. – GrowLife, Inc. (OTC: PHOT) (“GrowLife” or the “Company”), one of the nation’s most recognized indoor cultivation product and service providers, today announced that the Company has filed an 8-K notifying shareholders that the OTC Markets has moved PHOT trading to pink sheets due to extensive sub-penny trading. PHOT is a fully reporting public company; however, OTC QB requires daily closing bid price to be at or above $0.01 per share. PHOT may reapply to uplist and trade on OTC QB again when its shares have a closing bid over one cent for 30 consecutive calendar days.

“GrowLife will report its 2018 financials in its 10-K on Friday, March 8, 2019. On Monday, March 11 at 4:30 pm EST I will report and elaborate on our results for 2018 during an investor call. I am proud of the Company’s performance yet disappointed with the Pink Sheet action. Compared to other Cannabis-related companies I believe GrowLife is significantly undervalued and will return to OTCQB as the market gains a further understanding of the strategic position we are in and the growth we have been experiencing,” stated Marco Hegyi GrowLife CEO. “The EZ Clone acquisition added a 50% plus gross margin product line to the company that is in high demand. Our fundamentals have never been stronger. Our management continuity and commitment from our customers has never been greater. As more investors learn about our improving performance, I believe our market value will increase.”

For more information about GrowLife, including the CEO’s most recent video statement, visit the company’s website. Products can be purchased at ShopGrowLife.com in the U.S. and GrowLifeHydro.ca in Canada.

###

About GrowLife, Inc.

GrowLife, Inc. (PHOT) aims to become the nation’s largest cultivation service provider for cultivating organics, herbs and greens and plant-based medicines. Our mission is to help make our customers successful. Through a network of local representatives covering the United States and Canada, regional centers and its e-Commerce team, GrowLife provides essential goods and services including media, industry-leading hydroponics and soil, plant nutrients, and thousands more products to specialty grow operations. GrowLife is headquartered in Kirkland, Washington and was founded in 2012.

Public Relations Contact:
CMW Media
Cassandra Dowell, 858-264-6600
cassandra@cmwmedia.com
www.cmwmedia.com

Investor Relations Contact:
investors@growlifeinc.com
206-483-0059